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                         CONSENT OF INDEPENDENT AUDITORS

Venator Group 401(k) Plan Administrator:

We consent to incorporation by reference in the Registration Statements Numbers 33-10783, 33-91888, 33-91886, 33-97832, 333-07215, 333-21131, 333-62425 and
333-33120 on Form S-8 and Numbers 33-43334 and 33-86300 on Form S-3 of our report dated June 28, 2000 relating to the statements of net assets available of the Venator Group 401(k) Plan as of December 31, 1999 and 1998 and the related statements of changes in net assets available for benefits for the years then ended, and the related schedule, which report appears in this Annual Report of the Venator Group 401(k) Plan on Form 11-K.

/s/ KPMG LLP
New York, New York
June 28, 2000